Exhibit 10(o)

EMPLOYMENT CONTINUATION AGREEMENT

This Employment Continuation Agreement (the “Agreement”) is entered into as of the 29th day of December, 2003 by and between First Indiana Corporation (“FIC”), an Indiana corporation, and First Indiana Bank, N.A. (“FIB”), a national banking association organized and existing under the laws of the United States (collectively, “First Indiana”), on the one hand, and Owen B. Melton, Jr. (“Executive”), on the other hand.

WHEREAS, Executive is employed by FIC in the capacity of President and Chief Operating Officer and is a member of the Board of Directors of FIC; and

WHEREAS, Executive is also employed as President and Chief Executive Officer of FIB, a subsidiary of FIC, and is a member of the Board of Directors of FIB; and

WHEREAS, FIC and FIB have other direct and indirect subsidiaries (such other subsidiaries, together with FIC and FIB, herein referred to as “First Indiana Group”), and Executive also serves as an officer or board member of certain of such other subsidiaries; and

WHEREAS, Executive now is resigning from all of his management positions and offices with FIC and FIB but will continue as an employee of FIC; and

WHEREAS, Executive and First Indiana mutually have agreed upon the terms and conditions of Executive’s change in positions and continued employment; and

WHEREAS, Executive and FIC entered into a contingent employment agreement on May 1, 1997 (the “Employment Agreement”) that becomes effective and provides substantial separation benefits in the event Executive’s employment terminates within three years after, or in some situations sooner than one year before, a change of control; and

WHEREAS, Executive and FIC are parties to a deferred compensation agreement entered into on January 17, 1992, and amended and restated in its entirety on May 1, 1997 (the “Supplemental Benefit Plan Agreement”) that provides supplemental retirement benefits to Executive following termination of his employment and a lump sum death benefit payable to Executive’s beneficiaries upon Executive’s death, whether before or after termination of his employment; and

WHEREAS, FIC has agreed to provide to Executive, and Executive has agreed to accept, the compensation, benefits and other payments specified in this Agreement in connection with Executive’s change in positions and continued employment, and FIC and Executive have agreed to terminate the Employment Agreement and the Supplemental Benefit Plan Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:

Section 1. Resignation as Officer and Director. Executive and FIC agree that Executive hereby resigns as an officer, board member or board committee member of any First

Indiana Group entity as of December 31, 2003, or such earlier date as FIC may request (the “Position Change Date”). Executive hereby resigns as of the Position Change Date as President and Chief Operating Officer of FIC, as President and Chief Executive Officer of FIB, as a member of the Boards of Directors of FIC and FIB, as an officer, board member or manager of First Indiana Investor Services, Inc., One Mortgage Corporation, Pioneer Service Corporation, One Investment Company, LLC, One Investment Partners, LLC, MB Realty Corporation, or any other First Indiana Group entity, as administrator or administrative trustee of any trust organized by FIC or FIB and except as provided in Sub-Section 2(b) below, from all board and management committee memberships and all other positions, titles, duties, authorities and responsibilities with the First Indiana Group entities, except as otherwise provided in this Agreement.

Section 2. Continuation of Employment. FIC agrees to employ Executive, and the Executive agrees to be employed by FIC, for the term herein specified. The term of Executive’s employment shall commence on the date hereof and shall end on the earlier of December 31, 2006 or the date on which Executive’s employment terminates or is terminated pursuant to Sections 4 through 6 below (the earlier of such dates herein referred to as Executive’s “Retirement Date”). The general terms and conditions of Executive’s employment hereunder are as follows:

(a) During the portion of such term on and prior to the Position Change Date, (i) Executive shall be employed as President and Chief Operating Officer of FIC or in such other executive capacities as Executive and FIC mutually may agree, and (ii) Executive shall be responsible for overseeing FIC’s investment in FIB and shall function as, and have the titles of, President and Chief Executive Officer of FIB.

(b) During the portion of such term following the Position Change Date, Executive shall continue to be employed by FIC, the specific capacity to be as Executive and FIC mutually may agree. Such employment shall be on a regular, full-time basis, as defined for purposes of FIC’s employee benefit plans in effect from time to time, but Executive shall not be required to work on FIC’s premises or to adhere to any particular work schedule. Executive shall report only to the following officers of FIC: (i) the Chairman of the Board of Directors; and (ii) the President and Chief Executive Officer.

(c) FIC will not request Executive to remain in its employ after December 31, 2006, and Executive will not request FIC to continue his employment or apply to any First Indiana Group entity for employment after December 31, 2006, it being understood and agreed that Executive’s employment with the First Indiana Group entities will end permanently not later than December 31, 2006.

Section 3. Compensation and Benefits. In consideration of the services to be performed by him as an employee of FIC hereunder, and in settlement of his rights under the agreements terminated under Section 7 below, and in consideration of the covenants made and agreed to by him in Section 12 below and Section 17 below, Executive shall receive the amounts and benefits described in Exhibit A hereto at the times and in the manner set forth therein.

Section 4. Early Termination by FIC. FIC may terminate Executive’s employment under this Agreement at any time, with or without cause, provided Executive shall be entitled to the additional payments provided for in Paragraph B of Exhibit A hereto in the event of any such termination by FIC (other than a termination pursuant to Section 6 below) prior to December 31, 2006.

Section 5. Early Termination by Executive. Executive may terminate his employment hereunder at any time, with or without good reason, provided Executive shall be entitled to the additional payments provided for in Paragraph C of Exhibit A hereto in the event of any such termination by Executive (other than a termination pursuant to Section 6 below) prior to December 31, 2006.

Section 6. Termination Upon Executive’s Death or Disability. Executive’s employment hereunder shall terminate immediately upon his death or at such time as he becomes totally disabled within the meaning of FIC’s long-term disability plan, provided Executive or his beneficiary, as applicable, shall be entitled to the additional payments provided for in Paragraph D or Paragraph E of Exhibit A hereto, as applicable, in the event of any such termination prior to December 31, 2006.

Section 7. Termination of Prior Agreements. Executive acknowledges and agrees that the execution of this Agreement shall constitute settlement and satisfaction in full of FIC’s and FIB’s obligations under, and the extinguishment and termination of, the Employment Agreement and the Supplemental Benefit Plan Agreement. From and after the date hereof, this Agreement and Exhibit A hereto shall constitute the sole agreement between the parties relating to the rights and obligations of Executive and the First Indiana Group entities, except for the option agreements referred to in Paragraph I of Exhibit A hereto, which exhibit shall be deemed to form a part of this Agreement by this reference.

Section 8. No Other Payments or Obligations. Except as provided in this Agreement, Executive understands and agrees that neither any First Indiana Group entity nor any successor of any such entity will be obligated in any way to provide him with future employment, compensation or benefits, in any amount or for any reason, other than benefits under qualified employee pension benefit plans and compensation and benefits provided for or referenced herein.

Section 9. Change of Control. Executive agrees that the payments and benefits provided under this Agreement will not be increased nor decreased in the event of any change in control of FIC or FIB occurring after the date of this Agreement. The parties hereto specifically agree that no compensation, payments or benefits under this Agreement are contingent on a change in ownership or effective control or a change in ownership of a substantial portion of assets, as those terms are used in Code Section 280G, of FIC or FIB, or both.

Section 10. No Admissions. It is expressly understood and agreed that by entering into this Agreement, neither any First Indiana Group entity nor Executive in any way admits that it or he has engaged in any unlawful or wrongful conduct. Neither this Agreement, nor the implementation thereof, shall be construed to be, or shall be admissible in any proceedings as, evidence of an admission by any First Indiana Group entity or Executive of any violation of, or failure to comply with, any federal, state or local law, ordinance, agreement, rule, regulation or order. However, each party agrees that this section does not preclude introduction of this Agreement by any other party to establish that any and all claims of Executive against any of the First Indiana Group entities relating to the subject matter hereof, and any and all claims of the First Indiana Group entities against Executive relating to the subject matter hereof, were settled, compromised and released according to the terms of this Agreement.

Section 11. Cooperation Respecting Claims. Executive agrees that if requested by FIC, Executive will make himself available at reasonable times to assist and cooperate with First Indiana Group in the litigation of any lawsuits or claims, and agrees to be available to First Indiana Group to testify honestly with regard to such lawsuits or claims if Executive is determined by FIC to be a material witness. Similarly, Executive agrees that he will decline to voluntarily aid, assist, or cooperate with any parties who are involved in claims or lawsuits by or against any First Indiana Group entity, or with their attorneys or agents; and will notify FIC when and if the Executive is contacted by other parties or their attorneys or agents involving claims or lawsuits by or against any First Indiana Group entity. It is understood and intended that nothing in this section shall prevent Executive from honestly testifying at a legal proceeding in response to a lawful and properly served subpoena in a proceeding involving a First Indiana Group entity. Executive shall not be entitled to additional compensation in respect of any such requested cooperation during the term of his employment hereunder but shall be reimbursed for expenses relating thereto to the same extent and in the same manner as provided in Exhibit A hereto with respect to the reimbursement of other authorized expenses reasonably incurred by Executive on FIC’s behalf. In respect of any such requested cooperation following Executive’s Retirement Date, if the requested cooperation requires Executive to travel more than 75 miles (one-way) from his home, Executive shall be entitled to receive from FIC (i) a per diem of $1,000 per day and (ii) prompt reimbursement, in accordance with the policies and procedures of FIC then applicable to its top executives, of all transportation, lodging, food and other expenses reasonably and necessarily incurred by him in complying with such request.

Section 12. Non-Competition. In consideration of the compensation and benefits to provided by FIC to Executive pursuant to Section 3 above, and to induce FIC and FIB to enter into this Agreement, Executive agrees:

(a) Executive shall not make any Unauthorized Disclosure, either during the term of his employment hereunder or thereafter. For purposes of this sub-section, “Unauthorized Disclosure” means

(1) the misappropriation by Executive of any trade secret (as defined in Indiana Code § 24-2-3-2) of a First Indiana Group entity; or

(2) the disclosure by Executive to any person, or the use by Executive, of any non-public information regarding the First Indiana Group entities or their customers or employees obtained by Executive in connection with the performance of his duties as a director, officer or employee of any First Indiana Group entity, excluding (A) any such disclosure or use expressly consented to by FIC, (B) any such disclosure to a director, officer, employee, representative or consultant of a First Indiana Group entity who Executive reasonably believes is authorized to possess such information, (C) any such disclosure or use prior to his Retirement Date that Executive reasonably considers necessary or appropriate in connection with the performance of his duties as a director, officer or employee of any First Indiana Group entity, and (D) any such disclosure that is needed in order for Executive (I) to assert any right or defend against any claim arising under this Agreement or (II) to comply with any law, court order or subpoena which Executive reasonably believes to be applicable and enforceable against him;

provided, however, that Unauthorized Disclosure shall not include the disclosure or use by Executive of non-public information that at the time of such disclosure or use is generally available to or known by the public otherwise then by reason of Executive’s disclosure thereof in violation of this Agreement. It is understood and agreed that this sub-section is not intended to prevent Executive from using or exercising the skills and general knowledge he has acquired or increased through his training or experience as a director, officer or employee of any First Indiana Group entity.

(b) During the term of his employment hereunder, Executive shall not provide any banking or bank-related services or solicit or engage in any banking or bank-related business otherwise than on behalf of FIC and FIB.

(c) During the period beginning on his Retirement Date and ending on December 31, 2006 (the “Restriction Period”), Executive shall not directly or indirectly, individually or as an employee, agent or representative of anyone else: provide banking or bank-related services to, or solicit banking or bank-related business from, any person or entity which is a customer of any First Indiana Group entity at the time of such provision of services or solicitation and with which Executive had contact, either alone or with others while employed by or serving as an officer of any First Indiana Group entity; or assist any actual or potential competitor of any First Indiana Group entity to provide banking or bank-related services to, or to solicit banking or bank-related business from, any such customer. As used in this Section 12, the term “bank” means any commercial bank, savings association, savings bank, building and loan association, savings and loan association or similar financial institution which takes deposits and makes loans. As used in this Agreement, the terms “bank-related services” and “bank-related business” (i) means business activities that are so closely related to banking as to be permitted by regulations or rulings of the Federal Reserve Board to be engaged in by commercial bank holding companies, (ii) specifically includes the business of originating secured and unsecured loans and (iii) specifically includes the business of servicing and brokering secured and unsecured loans.

(d) During the Restriction Period, Executive shall not, directly or indirectly, individually or as an employee, agent or representative of anyone else: provide banking or bank-related services to, or solicit banking or bank-related business from, any person or entity which had been the object of significant solicitation by or negotiation with any First Indiana Group entity for banking or bank-related business during the twelve month period preceding Executive’s Retirement Date (“Prospective Customer”) and with which Executive or officers, employees or agents under Executive’s supervision had contact during that period (provided, in the case of any such contact by persons other than

Executive, that Executive reasonably should have known of such contact); or assist any actual or potential competitor of any First Indiana Group entity to provide banking or bank-related services to, or to solicit banking or bank-related business from, any such Prospective Customer.

(e) During the Restriction Period, Executive shall not, directly or indirectly, individually or as an employee, agent or representative of anyone else, engage in any banking or bank-related business which competes with the business of FIB, as conducted while employed by or serving as an officer of any First Indiana Group entity, (i) within Marion County or any county contiguous to Marion County, or (ii) within any county of the State of Indiana in which FIB maintains a headquarters or branch bank on the Position Change Date (such counties specified in (i) and (ii) herein referred to as the “Restricted Territory”).

(f) During the Restriction Period, Executive shall not be a more than five percent (5%) owner of, be employed by, or serve as a director, advisory director, consultant or advisor to, (i) any bank or credit union that maintains a headquarters or branch in the Restricted Territory, (ii) the holding company of any bank or credit union that maintains a headquarters or branch in the Restricted Territory; (iii) any entity engaged in the business of loan originations (including, without limitation, any mortgage company) that maintains an office in the Restricted Territory, or (iv) any loan servicing company or mortgage broker that maintains an office in the Restricted Territory.

(g) During the Restriction Period, Executive shall not, directly or indirectly, individually or as an employee, agent or representative of anyone else, solicit any employee of any First Indiana Group entity to terminate employment with such entity or to accept a position with someone else. Placement of an employment advertisement in a publication of general circulation in the Restricted Territory shall not be deemed solicitation unless the advertisement is specifically targeted to First Indiana Group employees.

(h) If a court of competent jurisdiction concludes that a period ending on December 31, 2006 is unreasonable, the parties agree that the Restriction Period shall begin on Executive’s Retirement Date and end on December 31, 2005.

(i) On his Retirement Date, to the extent he has not already done so, Executive will deliver to the First Indiana Group entities any and all First Indiana information/property then in his possession or subject to his control. For purposes of this sub-section, the term “First Indiana information/property” means and includes (i) all files, records, reports, memoranda and other documents, whether written or electronic, that Executive received, prepared, helped prepare, directed the preparation of, maintained or kept in connection with his service as a director, officer or employee of any First Indiana Group entity, (ii) all door and file keys, identification cards or badges, credit cards, computer hardware, computer software, computer printers, computer access codes and similar items issued or made available to Executive in connection with his service as a director, officer or employee of any First Indiana Group entity, (iii) all documents, whether written or electronic, containing any trade secrets (as defined in Indiana Code §

24-2-3-2) of any First Indiana Group entity and (iv) all documents, whether written or electronic, containing non-public information regarding any First Indiana Group entity or its customers or employees, the use or disclosure of which might be adverse to the best interests of such entity or its business. Executive expressly agrees and promises that he will not retain any copies, duplicates, reproductions, or excerpts of any First Indiana property/information. Executive acknowledges that this obligation is continuing and agrees promptly to deliver to the First Indiana Group entities any subsequently discovered First Indiana information/property and any subsequently discovered copies, duplicates or reproductions of, or excerpts from, First Indiana information/property. In the case of electronic data contained in files residing on Executive’s personally-owned computers (including any drives or disks associated therewith), Executive may satisfy his obligations under this sub-section by deleting all such files that can be located easily and by deleting all other such files as and when they are discovered. Notwithstanding anything else in this subparagraph (i), Executive may retain documents concerning any benefit plans or employment policies from which he may be or become entitled to benefits and documents concerning his rights under this Agreement (including Exhibit A hereto).

(j) Executive understands and agrees that a breach of this section will permit the First Indiana Group entities to pursue all legal and equitable relief to which they are entitled as a result of such breach.

Section 13. Extension of Restriction Period. In the event that after his Retirement Date Executive shall violate any restriction contained in Section 12 above, the Restriction Period shall be extended by the length of time during which Executive shall be in breach of such Section as determined in a proceeding brought to enforce the terms of this Agreement.

Section 14. Reasonableness of Restrictions. Executive acknowledges and agrees that the time and geographical restrictions provided in Section 12 above and Section 13 above are reasonable and necessary for the protection of the business and goodwill acquired by FIC and FIB through the employment and service of Executive, and that FIC and FIB have a protectible interest in the depositors, customers and employees of FIB in view of (a) Executive’s involvement in the banking and financial services business, particularly the management and marketing aspects thereof, within and throughout the Restricted Territory prior to the date hereof and prospectively as an officer of FIB or as an employee of FIC, (b) the unique access of Executive to depositors and customers of FIB, and the managerial or supervisory function served by Executive with respect to the provision of services to such depositors and customers, and (c) the knowledge of confidential information relating to FIB and its business, depositors and customers, that Executive has acquired and will acquire. Executive believes that the restrictions set forth in this Agreement will not pose any substantial hardship on Executive and that Executive will be able to earn a reasonable livelihood following his Retirement Date without violating any provision of this Agreement.

Section 15. Severability. Each provision and covenant of this Agreement is severable. If any court or other governmental body of competent jurisdiction shall conclude that any provision or individual covenant of this Agreement is invalid or unenforceable, such provision or individual covenant shall be deemed ineffective to the extent of such unenforceability without invalidating the remaining provisions and covenants of this Agreement.

Section 16. Remedies. Executive acknowledges and agrees that any violation or threatened violation by Executive of the provisions of Section 12 above or Section 13 above will cause irreparable harm to the First Indiana Group entities, the damages resulting from which will be incapable of precise measurement, and accordingly that the remedies of the First Indiana Group entities at law will be inadequate to redress the harm caused by such violation or threatened violation. Executive further acknowledges and agrees that the First Indiana Group entities will be harmed by any such violation or threatened violation and that the resulting damages will be uncertain and not easily susceptible to proof, even if the First Indiana Group entities obtain injunctive relief and Executive complies with such relief. Therefore, Executive agrees (i) that in the event of any such actual or threatened violation of such provisions by Executive, the affected First Indiana Group entities will be entitled to obtain temporary, preliminary, and permanent injunctive relief (without the necessity of posting bond in connection therewith) against the continuance of such actual violation, or against such threatened violation, by Executive and (ii) that in the event that a court of competent jurisdiction determines, by a final judgment, that there has been an actual violation of such provisions by Executive, Executive agrees to pay FIC the sum of $200,000 as liquidated damages and not as a penalty. However, nothing herein stated shall be construed as prohibiting any First Indiana Group entity from pursuing any other remedies available at law or in equity in connection with any such violation or threatened violation, including the recovery of monetary damages from Executive. The covenants and agreements contained in Section 12 above and Section 13 above shall be construed as agreements independent of any other agreements between Executive and the First Indiana Group entities, and the existence or assertion of any claim or cause of action by Executive against any First Indiana Group entity, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants and agreements by the First Indiana Group entities or to the obtaining of injunctive relief by such entities to enforce such covenants and agreements. Any failure or delay of the First Indiana Group entities in pursuing its remedies under this Agreement shall not be construed as a waiver or relinquishment of any such remedies. FIC and FIB hereby agree that if any First Indiana Group entity hereafter institutes an action against Executive (or his beneficiaries or estate) concerning any claims regarding violation or threatened violation by Executive of the provisions of Section 12 or Section 13 of this Agreement, and a court of competent jurisdiction determines that there has been no compensable violation of such provisions by Executive, FIC and FIB will reimburse Executive (or his beneficiaries or estate) for all costs and expenses, including attorneys’ fees, reasonably incurred by them in defending against said claims.

Section 17. Covenant Not to Sue. Executive, for and in consideration of the promises set forth in this Agreement and in consideration of this Agreement, hereby COVENANTS NOT TO SUE or to commence or maintain any action or proceeding against any First Indiana Group entity, or the successors, assigns, shareholders, directors, officers or agents of any such entity, or any other person who might be claimed to be liable, none of whom admit any liability, as to any and all known or unknown claims, demands, actions and causes of action which have been, or might have been, asserted by Executive as of the date of this Agreement related in any way to Executive’s service as a director, officer or employee of any First Indiana Group entity, or his resignation from his offices with any such entity pursuant to Section 1 above, of his termination of employment with any such entity as of December 31, 2006 or as of any earlier date pursuant to Section 4 above or Section 6 above. Executive further waives any right to severance pay or compensation of any kind to which he may be entitled under federal labor law. In further consideration of the compensation and benefits to be paid and provided to him pursuant to Section 3 above, Executive agrees that he never will institute a legal or equitable action in any State or federal court against any First Indiana Group entity, or any of the other persons or entities released herein, with respect to the matters herein resolved and settled, except to enforce or seek damages or other relief for breach of the terms of this Agreement. Executive hereby agrees that if he hereafter institutes an action against any of the released entities or persons concerning any of the claims he has released in this Agreement, and it is determined in such an action that a claim or claims brought by Executive therein are barred by his release of such claim or claims in this Agreement, he will reimburse the released persons or entities for all costs and expenses, including attorneys’ fees, reasonably incurred by them in defending against said claims. The foregoing covenant not to sue shall not apply to any right of Executive to claim or receive indemnification and related benefits as an officer or director of FIC or FIB under any applicable law or FIC’s or FIB’s Articles of Incorporation or Articles of Association or Bylaws or to claim or receive insurance coverage or to be defended under any directors and officers insurance coverage which applies to or benefits directors or officers of First Indiana (and which FIC and FIB hereby agree to also provide to Executive for a period of seven years beginning with the Position Change Date); provided that the foregoing shall not limit First Indiana’s right to modify its directors and officers coverage from time to time so long as such changes apply to its officers and directors generally. FIC and FIB, on behalf of themselves and the other First Indiana Group entities, for and in consideration of the promises set forth in this Agreement and in consideration of this Agreement, hereby COVENANT NOT TO SUE or to commence or maintain any action or proceeding against Executive, or his beneficiaries or estate, or any other person who might be claimed to be liable, none of whom admit any liability, as to any and all known or unknown claims, demands, actions and causes of action which have been, or might have been, asserted by any First Indiana Group entity as of the date of this Agreement related in any way to Executive’s service as a director, officer or employee of any First Indiana Group entity, or his resignation from his offices with any such entity pursuant to Section 1 above, of his termination of employment with any such entity as of December 31, 2006 or as of any earlier date pursuant to Section 5 above; provided, however, that the First Indiana Group entities specifically do not release or waive any claims relating to any personal loan or credit card debt outstanding to Executive or any claims that cannot lawfully be released by FIC or FIB, which claims are expressly reserved. In further consideration of this Agreement, FIC and FIB, on behalf of themselves and the other First Indiana Group entities, agree that no First Indiana Group entity ever will institute a legal or equitable action in any State or federal court against Executive (or his beneficiaries or estate) with respect to the matters herein resolved and settled, except to enforce the terms of this Agreement. FIC and FIB hereby agree that if any First Indiana Group entity hereafter institutes an action against Executive (or his beneficiaries or estate) concerning any of the claims the First Indiana Group entities have released in this Agreement, and it is determined in such an action that a claim or claims brought by such First Indiana Group entity are barred by the release of such claim or claims by the First Indiana Group entities in this Agreement, FIC and FIB will reimburse Executive (or his beneficiaries or estate) for all costs and expenses, including attorneys’ fees, reasonably incurred by them in defending against said claims.

Section 18. Knowing and Voluntary. Executive acknowledges that he has obtained legal counsel with respect to the terms and conditions of this Agreement, including Exhibit A hereto, that he and his counsel have reviewed the terms and conditions of this Agreement, that he understands its terms and that he has executed this Agreement voluntarily and without any coercion, undue influence, threat or intimidation of any kind whatsoever.

Section 19. Negotiated Agreement. The Agreement was negotiated between the parties hereto, and the fact that one party or the other drafted this Agreement shall not be used in its interpretation.

Section 20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of FIC and FIB, their respective successors and assigns, any corporation or other entity with which either FIC or FIB shall merge or consolidate with, and any corporation or other entity which shall acquire all or substantially all of the assets or outstanding voting securities of FIC or FIB, regardless of the form of any such transaction or whether or not any consideration is paid in connection with any such transaction. In the event that FIC and/or FIB are the subject of any such merger, consolidation, acquisition, or other such transaction, they shall expressly inform all of the merging, consolidating or acquiring entity or entities of, and require such entity or entities to assume, all obligations of FIC and FIB under this Agreement (including Exhibit A hereto). FIC and FIB shall provide Executive with written notice that they have fulfilled their obligations under this Section 20 in the manner provided in Section 21 hereof. The rights of FIC under this Agreement may not be assigned except to a corporation or other entity (i) to which substantially all of FIC’s shares in FIB are sold or transferred and (ii) which executes a written guaranty, in form and substance satisfactory to Executive, guaranteeing the performance by FIC or its acquirer or successor of all obligations to be performed by FIC hereunder. Similarly, the rights of FIB under this Agreement may not be assigned except to a corporation or other entity (i) to which substantially all of FIB’s banking and bank-related businesses and assets are sold or transferred and (ii) which executes a written guaranty, in form and substance satisfactory to Executive, guaranteeing the performance by FIB or its acquirer or successor of all obligations to be performed by FIB hereunder. This Agreement shall be binding upon and inure to the benefit of Executive. Executive may not transfer, assign or pledge his rights under this Agreement without the prior written consent of FIC and FIB or their respective acquirers or successors. However, except as otherwise expressly provided herein, the obligations of FIC, FIB and their respective acquirers or successors and transferee-guarantors shall survive the death of Executive and shall be owed to and enforceable by Executive’s estate or designated beneficiaries, as the case may be.

Section 21. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) or sent by overnight courier to the parties at the following addresses or facsimile numbers:

If to Executive to:

Owen B. Melton, Jr.

40 Cricket Knoll Lane

Carmel, IN 46033

Facsimile No. (317) 848-5996

With a copy to:

Byron L. Myers, Esq.

Ice Miller

One American Square

Box 82001

Indianapolis, IN 46282

Facsimile No. (317) 592-4715

If to First Indiana to:

First Indiana Corporation

2800 First Indiana Plaza

135 N. Pennsylvania St.

Indianapolis IN 46204

Attention: Robert H. McKinney, Chairman

Facsimile No. (317) 269-1290

With a copy to:

David A. Butcher, Esq.

Bose McKinney & Evans LLP

2700 First Indiana Plaza

135 N. Pennsylvania St.

Indianapolis IN 46204

Facsimile No. (317) 223-0123

All such notices, requests and other communications will (i) if delivered personally or by overnight courier to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

Section 22. Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the Exhibit hereto shall constitute the entire agreement between the First Indiana Group entities and Executive with respect to the subject matter hereof and supersede all prior arrangements or understandings with respect to such subject matter, written or oral. Any subsequent alteration in, or variance from, any term or condition of this Agreement shall be effective only if executed in writing and signed by Executive, FIC and FIB. Nothing in this Agreement expressed or implied is intended to confer upon any person, other than Executive, the First Indiana Group entities and their respective acquirers or successors, any rights, remedies, obligations or liabilities under or by any reason of this Agreement.

Section 23. Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

Section 24. Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

Section 25. Jurisdiction. This Agreement, and the rights and obligations of the parties hereto, shall be governed and construed in accordance with the laws of the State of Indiana without consideration of the conflicts of laws provisions thereof. Exclusive jurisdiction and venue over any and all disputes arising out of or in connection with this Agreement shall be in Marion County, Indiana, or in the United States District Court for the Southern District of Indiana, Indianapolis Division.

Section 26. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIRST INDIANA CORPORATION

By:	/s/ Robert H. McKinney
Robert H. McKinney, Chairman

By:	/s/ Marni McKinney
Marni McKinney, Vice Chairman and
Chief Executive Officer

By:	/s/ Gerald L. Bepko
Gerald L. Bepko, Chairman of
Compensation Committee

“FIC”

FIRST INDIANA BANK, N.A.

By:	/s/ Marni McKinney
Marni McKinney, Chairman

By:	/s/ Gerald L. Bepko
Gerald L. Bepko, Chairman of
Compensation Committee

“FIB”

/s/ Owen B. Melton, Jr. Owen B. Melton, Jr.

“Executive”

EMPLOYMENT CONTINUATION AGREEMENT

EXHIBIT A

This Exhibit A is intended to form a part of that certain Employment Continuation Agreement (the “Agreement”) by and between Owen B. Melton, Jr. (“Executive”) and First Indiana Corporation (“FIC”) and First Indiana Bank N. A. (“FIB”) (collectively with FIC, “First Indiana”) and to more fully describe the compensation and benefits due to Executive under the terms of Section 3 of such Agreement. Capitalized terms not otherwise defined in this Exhibit A shall have the meanings given such terms in the Agreement.

A. Salary. During the term of his employment hereunder, (i) FIC will continue to pay Executive his salary at the annual rate of Three Hundred Ninety-five Thousand Dollars ($395,000), less usual and customary withholdings and deductions; (ii) Executive will remain eligible to participate in FIC’s qualified defined benefit plan; (iii) Executive will remain eligible to participate in and make elective deferrals under FIC’s 401(k), medical expense reimbursement and dependant care plans subject to the terms and conditions of those plans; (iv) Executive will remain eligible to participate in and make elective contributions to FIC’s stock purchase plan subject to the terms and conditions of that plan; (v) Executive will remain eligible for coverage under FIC’s group medical plan and FIC’s short and long term disability plans subject to the terms and conditions of those plans; and (vi) FIC will furnish to Executive, for use at his home in connection with his employment hereunder, a suitably equipped, regularly maintained and updated personal computer, with such software as Executive now uses for FIC and FIB business. Executive will not be eligible to continue his participation in FIC’s 2003 annual bonus plan or its 2003-05 long-term management performance incentive plan, and Executive will not be eligible to participate in any subsequent long-term management performance incentive plan. FIC 12,000 shares of restricted stock issued to Executive under the 2002 Stock Incentive Plan on January 22, 2003 will be deemed forfeited and cancelled as of December 31, 2003. Also, Executive will not be entitled to any death or supplemental pension benefits under FIC’s Supplemental Benefit Plan, it being understood that the enhanced supplemental pension benefits to which Executive may become entitled under Paragraph F below and the death benefit to which Executive is entitled under Paragraph G below are in lieu of any death or supplemental pension benefits that have or would have accrued under that plan.

B. Additional Payments – Early Termination by FIC. In the event FIC terminates Executive’s employment pursuant to Section 4 of the Agreement, FIC will pay or provide to Executive, in consideration of its failure to employ Executive until December 31, 2006 and Executive’s continuing obligations under Section 12 and Section 17 of the Agreement, the following:

(i) During the period following such termination of employment up to and including December 31, 2006, FIC shall pay to Executive the same amounts, at the same times, as would have been payable to Executive as salary pursuant to Paragraph A above had Executive’s employment hereunder continued until December 31, 2006; and

(ii) During the period following such termination of employment up to and including December 31, 2006, if Executive elects coverages for himself or his eligible dependents as a retiree under FIC’s group medical plan, FIC shall contribute the same shares of the costs of such coverages as FIC and FIB then contribute in respect of active associates at Executive’s pre-termination salary level.

(iii) If such termination of employment occurs prior to January 1, 2005, the provisions of Paragraph I below will apply and FIC will take all action necessary to extend the exercise period of the options listed on Exhibit A-1 hereto through December 31, 2005.

C. Additional Payments – Early Termination by Executive. In the event Executive terminates his employment prior to December 31, 2006 pursuant to Section 5 of the Agreement, FIC will pay to Executive, in consideration of Executive’s continuing obligations under Section 12 and Section 17 of the Agreement, the same amounts, at the same times, as would have been payable to Executive as salary pursuant to Paragraph A above had Executive’s employment hereunder continued until December 31, 2006

D. Additional Payments – Executive’s Death. In the event Executive dies prior to December 31, 2006 while still employed hereunder, FIC shall pay to Executive’s beneficiaries or estate, as the case may be, a lump sum death benefit equal to the then present value (based on a 5.31% interest rate assumption) of the amounts that would have been payable to Executive as salary under Paragraph A above had Executive lived and been employed hereunder until December 31, 2006. This death benefit shall be payable in addition to, but as part of and in the same manner as, the death benefit payable under Paragraph G below.

E. Additional Payments – Executive’s Disability. In the event Executive’s employment is terminated under Section 6 of the Agreement by reason of his becoming totally disabled prior to December 31, 2006, FIC will provide disability benefits to Executive, in consideration of the obligations undertaken by him under this Agreement, as follows:

(i) During the period following such termination of employment up to and including December 31, 2006, FIC shall pay to Executive the same amounts, at the same times, as would have been payable to Executive as salary pursuant to Paragraph A above had Executive’s employment hereunder continued until December 31, 2006, such payments to be offset, however, by all amounts payable to Executive in respect of such period under FIC’s long term disability plan; and

(ii) During the period following such termination of employment up to and including December 31, 2006, if Executive elects coverages for himself or his eligible dependents as a retiree under FIC’s group medical plan, FIC shall contribute the same shares of the costs of such coverages as FIC and FIB then contribute in respect of active associates at Executive’s pre-termination salary level.

(iii) If such termination of employment occurs prior to January 1, 2005, the provisions of Paragraph I below will apply and FIC will take all action necessary to extend the exercise period of the options listed on Exhibit A-1 through December 31, 2005.

F. Supplemental Pension Payment.

(i) Amount and Method of Payment. FIC will pay to Executive a supplemental pension in the form of annual installments payable on January 1 of each year beginning 2007 and ending 2028. The amount of each installment shall be determined as though the net lump sum supplemental pension amount, calculated as provided in this sub-paragraph, were set aside on January 1, 2007 and then were invested at Executive’s direction, with the initial installment being an amount equal to one-twenty-secondths (1/22nd) of such net lump sum supplemental pension amount, and with each subsequent installment being calculated as a fraction of the fair market value of such hypothetical investment fund as of the end of the last day before the installment payment date, the numerator of which is one, and the denominator of which is the excess of 22 (the total number of installments to be paid) over the number of installments previously paid, and with each installment being deducted from the balance of the fund on the date when it is paid. The amounts of such installments shall be determined not only with regard to the earnings, gains and losses of such hypothetical investment fund but also with regard to the brokerage commissions and transaction costs incurred in the investment thereof. The “net lump sum supplemental pension amount” shall be the gross lump sum supplemental pension amount, reduced by an amount equal to the product of:

(a) the dollar amount by which (i) Executive’s regular retirement allowance under the qualified defined benefit plan of FIC and FIB, determined as of Executive’s Retirement Date, and expressed as an annual amount payable to Executive in the “regular form” under the plan (monthly installments, commencing on his 65th birthday and continuing thereafter during the remainder of his lifetime, guaranteed for 120 monthly installments, with the commuted value of any of the first 120 of such monthly installments not paid prior to Executive’s death paid as a lump sum death benefit to the Executive’s beneficiary), exceeds (ii) $90,888, reflecting the annual amount payable to Executive, accrued as of December 31, 2003, in the “regular form” starting at age 65; and

(b) an early retirement factor of 82.00%, reflecting the reduction factor under the qualified defined benefit plan of FIC and FIB for payments starting at age 62 rather than at age 65; and

(c) an annuity conversion factor of 12.32920821, reflecting the lump sum actuarial present value factor for a life annuity payable at age 62; and

(d) a present value factor of 92.134676%, reflecting a 5.31% interest rate assumption from January 1, 2007 to the date Executives attain age sixty-two (62).

The gross lump sum supplemental pension amount shall be Two Million Three Hundred Thirty-Seven Thousand Four Hundred Ninety-Six Dollars ($2,337,496).

(ii) Investment Direction. Executive may direct the investment of the hypothetical investment fund. All such directions, and all changes in such directions, shall be made in writing to FIC or such agent of FIC as FIC from time to time may direct.

Executive may not direct the investment of the hypothetical investment fund in any asset which cannot be liquidated readily, which does not have a readily ascertainable fair market value or which FIC for any reason cannot hold. If or to the extent Executive fails to direct the investment of the hypothetical investment fund, it shall be deemed to be invested in such money fund as FIC from time to time shall designate. It is contemplated that FIC, in order to hedge part or all of its liability for payment of Executive’s supplemental pension, may establish an actual investment account and invest the same in such a manner as to mirror the hypothetical investment fund. The right of Executive to direct the investment of the hypothetical investment fund shall be subject to such reasonable rules and procedures as FIC’s Compensation Committee may adopt to enable FIC to hedge its liability in this manner.

(iii) Lump Sum Payment of Balance at Death. If Executive dies before January 2, 2028, the unpaid portion of his supplemental pension shall become payable in a lump sum upon his death to his beneficiaries or estate, as the case may be. The amount of such lump sum payment shall be the account balance of the hypothetical investment fund on the date of Executive’s death. If Executive’s employment hereunder terminates prior to December 31, 2006 by reason of Executive’s death, FIC will pay upon Executive’s death to Executive’s beneficiaries or estate, as the case may be, in lieu of such supplemental pension, Two Million Three Hundred Thirty-Seven Thousand Four Hundred Ninety-Six Dollars ($2,337,496). The amounts payable to Executive’s beneficiaries or estate under this Sub-Paragraph shall be payable in addition to, but as part of and in the same manner as, the death benefit payable under Paragraph G below.

(iv) Funding. All amounts paid under this paragraph shall be paid in cash from the general assets of FIC. The liability in respect of such amounts shall be reflected on the accounting records of FIC but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. Executive shall not have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that FIC may purchase, establish, or accumulate to aid in funding such liability. Nothing contained in the Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between any First Indiana Group entity and Executive or his beneficiaries. Neither Executive nor any beneficiary of Executive shall have any interest in respect of the amounts payable under this paragraph greater than that of an unsecured creditor.

(v) Tax Withholding. Executive understands and agrees that all payments under this paragraph will be subject to withholding as a supplemental wage payment for federal and Indiana income tax and employment tax purposes.

(vi) Non-Transferability. Executive and his beneficiaries shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest in the amounts payable under this paragraph, nor shall any such interests or rights be assigned or transferred by operation of law.

G. Death Benefit. FIC will pay to Executive’s beneficiaries a lump sum death benefit in the amount of $1,800,000 upon Executive’s death, whether death occurs before or after

Executive’s Retirement Date. Payment of the lump sum benefit under this paragraph shall be made to such beneficiaries as Executive shall designate in a writing delivered to FIC before his death or, in the absence of such a designation, to Executive’s estate. All amounts paid under this paragraph shall be paid in cash from the general assets of FIC. The liability in respect of such amounts shall be reflected on the accounting records of FIC but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. Neither Executive nor any beneficiary of Executive shall have any right, title, or interest whatever in or to any investment reserves, accounts, insurance contracts or funds that FIC may purchase, establish, or accumulate to aid in funding such liability. Nothing contained in the Agreement or this exhibit, and no action taken pursuant to the provisions of either, shall create or be construed to create a trust or a fiduciary relationship of any kind between any First Indiana Group entity and Executive or his beneficiaries. Neither Executive nor any beneficiary of Executive shall have any interest in respect of the amounts payable under this paragraph greater than that of an unsecured creditor. Executive understands and agrees that all payments under this paragraph will be subject to withholding as a supplemental wage payment for federal and Indiana income tax and employment tax purposes. Executive and his beneficiaries shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest in the amounts payable under this paragraph, nor shall any such interests or rights be assigned or transferred by operation of law.

H. Medical Benefits. After his Retirement Date, Executive and his wife and dependant children will be eligible for coverage under FIC and FIB’s group medical plan on the same basis as other qualified retirees of FIC and FIB and spouses and dependant children of such retirees. It is expressly agreed (i) that FIC and FIB currently allow former employees who satisfy certain criteria (“qualified retirees”) to participate in their group medical plan, provided such participation commences before they retire and is continuous thereafter, and provided they pay the full premium for the coverages they elect, (ii) that FIC and FIB currently allow spouses of living qualified retirees to participate in their group medical plan, provided the qualified retiree elects coverage for his or her spouse as well as for himself or herself, and provided such participation by the spouse commences before the qualified retiree retires and is continuous thereafter, and provided the qualified retiree pays the full premium for the coverages he or she elects, (iii) that FIC and FIB currently allow dependent children (as defined in applicable plan documents) of living qualified retirees to participate in their group medical plan, provided such participation is elected by the qualified retiree, and provided such participation commences before the qualified retiree retires and is continuous thereafter, and provided the qualified retiree pays the full premium for the coverages he or she elects, (iv) that after his Retirement Date Executive will be a “qualified retiree” within the meaning of the foregoing, (v) that FIC and FIB currently offer Medicare supplement coverage under their group medical plan for participants and their spouses who qualify for primary coverage under Medicare and currently do not permit qualified retirees to elect regular coverage in lieu of such Medicare supplement coverage in respect of a covered person who qualifies for primary coverage under Medicare, and (vi) that FIC and FIB currently allow very limited participation in their group medical plan by spouses and dependant children of qualified retirees following the qualified retiree’s death. For purposes of this sub-section, the full premium for any plan year for any coverage elected under the group medical plan of FIC and FIB is the per capita premium payable to the plan for such plan year in respect of employee only coverage of the kind elected, the per couple premium payable to the plan for such plan year in respect of employee plus spouse coverage of the kind elected, or the per family premium payable to the plan for such plan year in respect of employee plus family coverage of the kind elected, all as determined by the plan administrator as of the beginning of such plan year (including any additional benefits or cost subsidies provided any other retirees after his Retirement Date).

I. Existing Stock Options. At various times during his employment, Executive was granted options to purchase FIC common stock. Executive currently holds the number of options reflected on Exhibit A-1 hereto. FIC agrees (a) that any termination of Executive’s employment will be treated as a retirement for purposes of the option grants listed on Exhibit A-1 hereto and (b) that in the event Executive’s employment terminates before January 1, 2005, pursuant to Section 4 or Section 6 of this Agreement otherwise than due to Executive’s death, FIC will take all action necessary to extend the exercise period of the options listed on Exhibit A-1 through December 31, 2005. All other terms and provisions of the options listed on Exhibit A-1 as set forth in the option agreements reflecting those option grants will remain in full force and effect. To the extent any of the foregoing actions require the amendment of outstanding option agreements, by execution of this Agreement, Executive consents to such amendments. Executive agrees that amounts treated as compensation upon exercise of the options listed on Exhibit A-1 shall be subject to withholding as supplemental wage payments for federal income tax purposes and the income taxes of the appropriate state. The payments also shall be subject to withholding for employment tax purposes.

J. Benefits Under Benefit Plans and Arrangements. Except as otherwise expressly provided in the Agreement or this exhibit, Executive shall not lose or forfeit by reason of his change in positions or termination of employment any benefits accrued prior to his Retirement Date under any benefit plan or arrangement maintained by FIC or FIB. When Executive’s employment terminates, such termination shall constitute and be treated as a retirement for purposes of all such plans and arrangements. In the event any of such plans or arrangements are modified following Executive’s Retirement Date to provide increased benefits to retirees, Executive shall be treated as a retiree for purposes of such modifications.

K. No Additional Benefits. Except as otherwise expressly provided in the Agreement or this exhibit, and subject to Paragraph J above relating to benefits accrued by Executive under the benefit plans and arrangements of FIC and FIB, the First Indiana Group entities shall have no continued liability to Executive for any compensation, bonuses or benefits of employment after Executive’s Retirement Date. Executive specifically waives any and all rights to receive benefits under the Employment Agreement and the Supplemental Benefit Plan Agreement, either in respect of his service before the date of the Agreement or in respect of his continued service until his Retirement Date, whether or not such benefits have accrued and become vested or otherwise would accrue and become vested. Executive further acknowledges and agrees that no payments or benefits provided pursuant to Paragraphs B, C, D, E, F and G above will be subject to any employer matching obligation or any other employer contribution under any benefit or deferred compensation plan or arrangement, whether or not any such payment is characterized as wages or compensation.

L. Tax Consequences. Executive acknowledges that he has been encouraged to obtain personal tax advice concerning the terms of the Agreement and, in particular, this Exhibit A and that neither FIC nor FIB, nor any officer, director, employee or consultant of either, has provided tax advice to him or otherwise guaranteed the tax consequences to him of any payment or benefit contemplated hereunder. Executive further acknowledges that certain of the options listed on Exhibit A-1 hereto are incentive stock options. As such, the tax treatment of such options is subject to limitations on the time and manner of exercise and the disposition of the underlying securities acquired on exercise. Neither FIC nor FIB, nor any officer, director, employee or consultant of either, has provided tax advice to Executive with respect to such options or otherwise guaranteed the tax consequences thereof.

EMPLOYMENT CONTINUATION AGREEMENT

EXHIBIT A-1

OPTIONS

Exhibit A-1

Employment Continuation Agreement

Options Outstanding to Executive

Grant Number	Grant Date	Number of Shares	Type	Vest Date
94	01/24/1996	8,865	ISO	01/24/1997
119	01/22/1998	5,100	ISO	01/22/1999
198	02/16/1999	6,687	ISO	02/16/2000
211	01/20/2000	6,250	ISO	01/20/2001
386	01/17/2001	5,371	ISO	01/17/2002
500	01/17/2002	5,733	ISO	01/17/2003
NQ 56	01/22/1998	9,900	NQ	01/22/1999
NQ 69	01/24/1996	13,635	NQ	01/24/1997
NQ 77	02/16/1999	5,812	NQ	02/16/2000
NG 81	01/20/2000	18,750	NQ	01/20/2001
NQ 98	01/17/2001	25,878	NQ	01/17/2002
NQ 111	01/17/2002	25,516	NQ	01/17/2003
NQ 136	11/20/2002	17,000	NQ	11/20/2003

		154,497